Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Troy Kirkpatrick (614) 757-6225 troy.kirkpatrick@cardinalhealth.com	Investors:	Sally Curley (614) 757-7115 sally.curley@cardinalhealth.com

CARDINAL HEALTH TO EXPAND IN SPECIALTY PHARMACEUTICAL SERVICES

WITH DEFINITIVE AGREEMENT TO PURCHASE HEALTHCARE SOLUTIONS HOLDING

DUBLIN, Ohio, June 09, 2010 — Cardinal Health today announced plans to expand its presence in specialty pharmaceutical services with a definitive agreement to purchase Healthcare Solutions Holding, LLC in an upfront $517 million all-cash transaction. The agreement also includes the opportunity for earn-out payments of up to $150 million over the next three years.

Healthcare Solutions Holding is the parent company of a number of subsidiaries including P4 Pathways and P4 Healthcare. These businesses serve key participants across the chain of specialty care including physicians, pharmaceutical companies and payors by providing essential tools, services and data to help improve the quality of patient outcomes and increase efficiency in the delivery of health care services. The acquisition will expand Cardinal Health’s current capabilities and reach in specialty pharmaceuticals, a segment of the market which IMS Health forecasts will grow at twice the rate of traditional pharmaceuticals for the next five years and exceed $100 billion in sales by 2013.

“This acquisition is an important building block in our strategy to create a differentiated set of services for oncology and specialty customers,” said George Barrett, chairman and chief executive officer of Cardinal Health. “Healthcare Solutions Holding is a natural extension of Cardinal Health’s businesses and will enable the growth of our specialty distribution operations.”

Subject to the satisfaction of customary closing conditions and regulatory clearance, the transaction is expected to close early in Cardinal Health’s 2011 fiscal year, which begins on July 1. After the acquisition is completed, Healthcare Solutions Holding’s results will be reported within Cardinal Health’s Pharmaceutical segment. Cardinal Health expects the transaction to be neutral to slightly accretive in fiscal 2011 and more meaningfully accretive in fiscal 2012 and beyond.

“Cardinal Health is our ideal partner as we look to grow our business in oncology and other specialty therapeutic areas, as well as increase the scale and scope of our offerings,” said Jeffrey Scott, M.D., chief executive officer of Healthcare Solutions Holding. “We bring unique specialty care offerings and expertise to Cardinal Health, and we are excited to tap into their existing capabilities, which offer complementary services to help better serve our customers.”

The acquisition of Healthcare Solutions Holding is consistent with Cardinal Health’s balanced capital deployment strategy. The company recently increased its regular quarterly dividend by 11 percent and also expects to have completed share repurchases totaling $250 million by fiscal year-end.

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CONFERENCE CALL

Cardinal Health will host a conference call and webcast today at 8:30 a.m. EDT to discuss today’s announcement. To access the call and corresponding slide presentation, go to the Investors page at cardinalhealth.com/investors or dial 617.847.8708, passcode 24470742. Presentation slides and an audio replay will be archived on the website after the conclusion of the meeting. The audio replay will be available until 11:30 p.m. on June 16 by dialing 617.801.6888, passcode 83516402.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $96 billion health care services company that improves the cost-effectiveness of health care. As the business behind health care, Cardinal Health helps pharmacies, hospitals, ambulatory surgery centers and physician offices focus on patient care while reducing costs, improving efficiency and quality, and increasing profitability. Cardinal Health is an essential link in the health care supply chain, providing pharmaceuticals and medical products to more than 60,000 locations each day. The company is also a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, the company supports the growing diagnostic industry by supplying medical products to clinical laboratories and operating the nation’s largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease. Ranked #17 on the Fortune 500, Cardinal Health employs more than 30,000 people worldwide. More information about the company may be found at cardinalhealth.com.

About Healthcare Solutions Holding

Healthcare Solutions Holding provides comprehensive health care management solutions that help improve the quality of patients’ health care outcomes and increase efficiency in the delivery of health care services. By partnering with leading specialist physician practices across the nation, Healthcare Solutions Holding connects patients, physicians, payors and pharmaceutical companies to bring innovative solutions to health care.

Cautions Concerning Forward-Looking Statements

This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include (but are not limited to) the ability to successfully complete the proposed acquisition on a timely basis; the ability to successfully integrate the acquired business into our operations; the ability to grow the acquired business and grow our specialty distribution business; the ability to achieve the expected benefits from the acquisition, including the expected accretion in earnings; uncertainties and risks regarding the effect of the CareFusion spinoff on Cardinal Health; the performance of CareFusion and the proceeds realized from future sales of CareFusion stock; uncertainties due to government health care reform including the recently enacted federal health care reform legislation; competitive pressures in Cardinal Health’s various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; disruptions in the supply of medical isotopes for the nuclear pharmacy business; the timing of generic and branded pharmaceutical introductions and the frequency or rate of branded pharmaceutical price appreciation or generic pharmaceutical price deflation; changes in the distribution patterns or

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reimbursement rates for health care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal or administrative proceedings; the effects of disruptions in the financial markets, including uncertainties related to the availability and/or cost of credit on Cardinal Health’s customers and vendors; and conditions in the pharmaceutical market and general economic and market conditions. In addition, Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports. This news release reflects management’s views as of June 9, 2010. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.